FOURTH AMENDMENT

TO

MORTGAGE LOAN WAREHOUSING AGREEMENT

THIS FOURTH AMENDMENT TO MORTGAGE LOAN WAREHOUSING AGREEMENT (the "Fourth Amendment") is made and dated as of November 17, 2000, by and among FIRST MORTGAGE CORPORATION, a California corporation (the "Company"), the Lenders, SANWA BANK CALIFORNIA, as collateral agent for the Lenders (in such capacity, the "Collateral Agent"), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

RECITALS

A. Pursuant to that certain Mortgage Loan Warehousing Agreement dated as of July 22, 1999 among the Company, the Lenders and the Administrative Agent (as amended, extended and replaced from time to time, the "Credit Agreement," and with capitalized terms used herein and not otherwise defined used with the meanings given such terms in the Credit Agreement), the Lenders agreed to extend credit to the Company on the terms and subject to the conditions set forth therein.

B. The parties hereto have agreed to amend the Credit Agreement in certain respects, as set forth more particularly below.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Tranche D Credit Facility (Negotiated Loans). To reflect the agreement of the parties to add a Tranche D Credit Facility (the "Tranche D Credit Facility"), effective as of the Fourth Amendment Effective Date (as defined in Paragraph 5 below), the following Paragraph 3A is added to the Credit

Agreement:

"3A. Tranche D Credit Facility (Negotiated Loans).

3(A)(a) On the terms and subject to the conditions set forth herein, any Lender may from time to time to but not including the Maturity Date, in its sole and absolute discretion, offer to make loans (the "Negotiated Loans" or a "Negotiated Loan") to the Company in such amounts, at such interest rates and for such terms (not to extend beyond the Maturity Date) as such Lender and the Company may agree; provided, however, that in no event will any Lender advance any Negotiated Loan nor will the Company accept the proceeds of any Negotiated Loan if upon the funding thereof the aggregate amount of Negotiated Loans outstanding from all Lenders would exceed the lesser of: (a) the Aggregate Credit Limit minus the aggregate dollar amount of Loans (other than Negotiated Loans) outstanding (including all such Loans to be funded on the proposed date of funding of the requested Negotiated Loan), and (b) the Collateral Value of the Warehouse Borrowing Base and the Collateral Value of the Gestation Loans Borrowing Base

I

339997.01

minus the aggregate dollar amount of Loans (other than Negotiated Loans) outstanding (including all such Loans to be funded on the proposed date of funding of the requested Negotiated Loan). In calculating the availability of Negotiated Loans on any date, Loans outstanding shall not include any of such items which will be repaid with Loans to be advanced on such date. The agreement of a Lender to make a Negotiated Loan shall not to any extent reduce such Lender's obligation to fund other Loans to the fullest extent of such Lender's Maximum Commitment, it being expressly acknowledged and agreed that the agreement to make Negotiated Loans is optional on the part of such Lender and in addition to its Maximum Commitment.

3(A)(b) The obligation of the Company to repay a Negotiated Loan shall be evidenced by a note (a "Tranche D Note") executed by the Company and payable to the order of the applicable Lender and in a form satisfactory to such Lender."

2. Allocation of Payments Received. To reflect the agreement of the parties, effective as of the Fourth Amendment Effective Date, Paragraph 5(g) of the Credit Agreement is hereby amended to read in its entirety as follows:

"5(g) Allocation of Payments Received.

(I) Prior to the occurrence of an Event of Default and acceleration of all Loans outstanding hereunder or termination of the commitments of the Lenders to advance Loans hereunder, amounts received by the Administrative Agent as proceeds of the sale or other disposition of Eligible Mortgage Loans and Eligible Mortgage-Backed Securities, including without limitation all amounts from time to time deposited in the Settlement Account, shall be allocated among the Lenders as follows:

(i) First, to the Swing Line Lender to repay all outstanding Swing Line Advances;

(ii) Then, pro rata to the Lenders in accordance with their respective Percentage Shares, until the principal amount of the Loan or Loans initially advanced against such Eligible Mortgage Loans and/or Eligible Mortgage-Backed Securities (and the principal amount of all Negotiated Loans) has been paid in full;

(iii) Then, the balance, if any, to the Company.

(2) Following the occurrence of an Event of Default and acceleration of all Loans outstanding hereunder or termination of the commitments of the Lenders to advance Loans hereunder, all amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent as follows:

(i) First, to the payment of fees owing to and expenses incurred by the Administrative Agent and the Collateral Agent in the performance of their respective duties and enforcement of their respective rights under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys fees, court costs and foreclosure expenses;

(ii) Then, to the Lenders, pro rata in accordance with their respective Post-Default Percentage Shares, until all outstanding Loans (including all Negotiated

339997.01 2

Loans) and interest accrued thereon and all other Obligations have been paid in full, said amounts to be allocated first to interest and then, but only after all accrued interest has been paid in full, to principal of Loans: and

(iii) Then, to such Persons as may be legally entitled thereto."

3. Certain Definitions. To reflect the agreement of the parties, effective as of the Fourth Amendment Effective Date, APPENDIX I: GLOSSARY attached to the Credit Agreement is hereby amended to add the following new or replacement definitions, as applicable:

"Loans" shall mean, collectively and severally, Standard Loans, Gestation Loans, Swing Line Loans and, unless the context otherwise requires, Negotiated Loans.

"Post-Default Percentage Share" shall mean for any Lender that percentage which (a) the principal dollar amount of Loans outstanding (including all Negotiated Loans) held by such Lender bears to (b) the aggregate principal dollar amount of all Loans outstanding (including all Negotiated Loans).

4. Reaffirmation of Loan Documents. The Company hereby affirms and agrees that (a) the execution and delivery by the Company of and the performance of its obligations under this Fourth Amendment shall not in any way amend, impair, invalidate or otherwise affect any of the obligations of the Company or the rights of the Lenders under the Credit Agreement and the other Loan Documents or any other document or instrument made or given by the Company in connection therewith, (b) the term "Obligations" as used in the Loan Documents include, without limitation, the Obligations of the Company under the Credit Agreement as amended hereby, and (c) except as expressly amended hereby, the Loan Documents remain in full force and effect as written.

5. Fourth Amendment Effective Date. This Fourth Amendment shall be effective as of the date (the "Fourth Amendment Effective Date") that there shall have been delivered to the Administrative Agent, duly executed by the parties hereto, this Fourth Amendment.

6. No Other Amendment. Except as expressly amended herein, the Credit Agreement and other Loan Documents shall remain in full force and effect as currently written.

7. Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8. Representations and Warranties. The Company hereby represents and warrants to the Lenders, the Administrative Agent and the Collateral Agent as follows:

(a) The Company has the corporate power and authority and the legal right to execute, deliver and perform this Fourth Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Fourth Amendment. This Fourth Amendment has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) At and as of the date of execution hereof and at and as of the Effective Date of this Fourth Amendment and both prior to and after giving effect to this Fourth Amendment:

339997.01 3

(1) the representations and warranties of the Company contained in the Credit Agreement and the other Loan Documents are accurate and complete in all respects, and (2) there has not occurred an Event of Default or Potential Default under the Credit Agreement.

[N WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the day and year first above written.

FIRST MORTGAGE CORPORATION

By:

Name:____________________________________________________________________

Title:_______________________________________________________

BANK OF AMERICA, N.A., as the Administrative Agent and a Lender

By:

Name:______________________________________________________

Title:_______________________________________________________

SANWA BANK CALIFORNIA, as the Collateral Agent and a Lender

By:________________________________________________________

Name:______________________________________________________

Title:_______________________________________________________